Exhibit 99.1

Caterpillar Inc.

2Q 2012 Earnings Release

July 25, 2012

FOR IMMEDIATE RELEASE

Caterpillar Reports Best Quarter in History and Raises 2012 Profit Outlook

Second-Quarter Profit per Share Up 67 Percent, Sales and Revenues Increase 22 Percent

PEORIA, Ill. — Caterpillar Inc. (NYSE: CAT) today announced second-quarter 2012 profit per share of $2.54, an all-time quarterly record, and a 67-percent increase from second-quarter 2011 profit per share of $1.52.  Sales and revenues were $17.374 billion, also an all-time record, and a 22-percent increase from second-quarter 2011 sales and revenues of $14.230 billion.  Profit was $1.699 billion in the quarter, an increase of 67 percent from $1.015 billion in the second quarter of 2011.

“I am very pleased with Caterpillar’s record-breaking performance in the second quarter.  Our employees, dealers and suppliers across the globe are doing a superb job of executing our strategy.  They have helped deliver the highest level of financial performance for any quarter in our history for our stockholders and outstanding value for our customers,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.

“Our global footprint, the breadth of industries we serve and our extensive line of products and services have helped us achieve these record-breaking results during this time of heightened economic uncertainty, and execution has been outstanding.  Whether you look at cost control, delivery performance, safety, quality, new product introductions or margin rates, Caterpillar’s operational performance in the quarter was excellent.  It’s what drove second-quarter profit and is providing a solid foundation as we balance our positive long-term view of the world economy with the high level of uncertainty we’re all seeing today,” Oberhelman added.

2012 Outlook

We have narrowed the outlook range for sales and revenues and raised the outlook for profit.  The sales and revenues outlook range for 2012 is now $68 to $70 billion with profit of about $9.60 per share at the middle of

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the sales and revenues outlook range.  The previous outlook for sales and revenues was a range of $68 to $72 billion with profit of about $9.50 per share at the middle of the sales and revenues outlook range.

The adjustment to the high end of the sales and revenues outlook is a result of weaker economic conditions in much of the world and about $1 billion of negative currency impacts.  Since the introduction of our outlook in January of 2012, the U.S. dollar has strengthened and has negatively impacted our sales and revenues outlook as our sales in currencies other than the U.S. dollar are translating into fewer U.S. dollars.

The profit outlook improved as a result of better underlying operating performance, partially offset by the negative impact from an increase in our estimated annual tax rate for 2012.  Currency had little impact on the change in the profit-per-share outlook from $9.50 to $9.60 because of the offsetting impact on sales in the worldwide markets we serve with costs resulting from our extensive global manufacturing footprint and cost base.  The outlook for 2012 reflects full-year records for sales and revenues and profit.

“Caterpillar’s success in 2012 is occurring despite U.S. construction activity that remains depressed and well below the prior peak, the problems facing Eurozone economies and economic concerns in China,” Oberhelman said.  “While we’re expecting a record year in 2012, we understand the world is facing economic challenges, and if it becomes necessary, we are prepared to act quickly as we did in late 2008 and 2009.  While we’re prepared, the good news is, this doesn’t feel like 2008.  Interest rates are low, central banks are prepared to inject more liquidity if needed, and housing is coming off lows, not a peak, and seems to be improving,” Oberhelman added.

“While we will not hesitate to act if we need to, we believe that actions needed for better world economic growth for the future have already begun.  Brazil started easing monetary policy with lower interest rates in late 2011, and we are now seeing improvement in our business there.  China has started taking action, and we expect that further monetary easing and investment initiatives in China should help economic growth in late 2012 and 2013.  In the United States, we were pleased to see the passage of a transportation bill that provides our customers more clarity through fiscal 2014.  We expect that with continued fiscal and monetary action the economies in Asia/Pacific, Latin America and North America can improve.  It will likely take some time for the Eurozone to fix its problems, but we expect that monetary easing by the European Central Bank, a commitment to resolve debt issues and more focus on economic growth should help stabilize the situation and lead to better prospects in the future.

“I am cautiously optimistic about the world economy in 2013, very positive on the long-term prospects for global growth and excited about the role Caterpillar will play in making that growth happen.  After all, the road to progress … begins with a road,” Oberhelman said.

Notes:

•                  Glossary of terms is included on pages 20-21; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 22.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2011 sales and revenues of $60.138 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending ; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) international trade and investment policies; (x) challenges related to Tier 4 emissions compliance; (xi) market acceptance of our products and services; (xii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiii) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xiv) sourcing practices of our dealers or original equipment manufacturers; (xv) compliance with environmental laws and regulations; (xvi) alleged or actual violations of trade or anti-corruption laws and regulations; (xvii) additional tax expense or exposure; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial covenants; (xx) increased pension plan funding obligations; (xxi) union disputes or other employee relations issues; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxiv) changes in accounting standards; (xxv) failure or breach of IT security; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 21, 2012 for the year ended December 31, 2011.  This filing is available on our website at www.caterpillar.com/secfilings.

KEY POINTS

Second Quarter 2012

(Dollars in millions except per share data)	Second Quarter 2012	Second Quarter 2011	$ Change	% Change
Machinery and Power Systems Sales	$16,684	$13,535	$3,149	23%
Financial Products Revenues	690	695	(5)	(1)%
Total Sales and Revenues	$17,374	$14,230	$3,144	22%

Profit	$1,699	$1,015	$684	67%
Profit per common share – diluted	$2.54	$1.52	$1.02	67%

•                  Second-quarter sales and revenues of $17.374 billion were an all-time high and were 22 percent higher than the second quarter of 2011.  Excluding the effect of acquisitions, sales and revenues increased 12 percent from the second quarter of 2011.

•                  Profit per share was $2.54 in the second quarter of 2012, the highest quarterly profit per share in our history.  Second-quarter 2012 profit per share increased $1.02 from the second quarter of 2011.

•                  Machinery & Power Systems (M&PS) operating cash flow was $1.281 billion in the second quarter of 2012, compared with $2.467 billion in the second quarter of 2011.  The decrease was due to unfavorable changes in working capital partially offset by higher profit.

•                  M&PS debt-to-capital ratio was 40.9 percent at the end of the second quarter of 2012, up slightly from 40.5 percent at the end of the first quarter of 2012 due to the issuance of $1.5 billion of long-term debt in June 2012.

•                  The liquidity position also continued to strengthen in the second quarter.  Total cash on a consolidated basis was $5.1 billion, an increase of $2.2 billion from the end of the first quarter.

•                  Excluding the effect of acquisitions, the global workforce has increased by 12,367 people since the end of the second quarter of 2011: 6,020 in the United States and 6,347 outside the United States.

2012 Outlook

•                  The 2012 outlook now reflects sales and revenues in a range of $68 to $70 billion and profit of about $9.60 per share at the middle of the sales and revenues range.  The previous outlook was for sales and revenues in the range of $68 to $72 billion and profit per share to be about $9.50 at the middle of the sales and revenues range.

•                  The capital expenditures 2012 outlook of about $4 billion remains unchanged—with about half invested in the United States.

•                  The outlook for 2012 represents the highest sales and revenues and profit in Caterpillar history, exceeding last year’s record results.

CONSOLIDATED RESULTS

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the second quarter of 2011 (at left) and the second quarter of 2012 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Sales and revenues were $17.374 billion in the second quarter of 2012, an increase of $3.144 billion, or 22 percent, from the second quarter of 2011.  The improvement was a result of sales volume, acquisitions and price realization.  Sales volume improved $1.527 billion, as sales for both new equipment and aftermarket parts increased.  Sales volume increased in Resource Industries, Construction Industries and Power Systems.

Excluding acquisitions, sales increased in all geographic regions with the most significant improvement in North America.  Outside of North America, the most significant improvement was in Asia/Pacific.  Within Asia/Pacific, increases, primarily in Australia, more than offset a decline in China.  While sales in Europe were down, sales in Africa, the Middle East and the CIS increased.  Sales in Latin America were slightly higher.

The acquisition of Bucyrus International Inc. added $1.176 billion in sales, and the Motoren-Werke Mannheim Holding GmbH (MWM) acquisition added $196 million in sales.  Price realization improved $499 million.

The increase in machinery sales volume was primarily the result of higher end user demand.

Mine production increased despite lower commodity prices for metals and coal compared with a year earlier.  While lower than a year ago, most mining-related commodity prices have remained at levels attractive for investment.  This was positive for mining in most regions of the world and drove increased sales for Resource Industries.

Some improvements in construction activity and continued fleet upgrading, primarily in North America, led to higher sales of construction equipment.  Despite the increase in our machine sales in North America, construction activity in the United States and other developed countries is still well below prior peaks.  Construction sales declined in the Asia/Pacific region, where a large decrease in China more than offset increases in other Asia/Pacific countries.

Power Systems’ sales improved with the most significant increases occurring in petroleum and rail applications.  Worldwide demand for energy, at prices that encourage continued investment, resulted in higher sales of engines and turbines for petroleum applications.  Sales of our rail products and services, primarily locomotives, increased due to higher demand.  Those increases were partially offset by lower sales for electric power generation.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the second quarter of 2011 (at left) and the second quarter of 2012 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the second quarter of 2012 was $2.616 billion compared with $1.601 billion for the second quarter of 2011.  The increase was primarily the result of higher sales volume and improved price realization.  Acquisitions and divestitures favorably impacted operating profit by $230 million, primarily related to Bucyrus.  See further discussion on the impact of Bucyrus on page 17.

The improvements were partially offset by higher period manufacturing costs and increased SG&A and R&D expenses.

Manufacturing costs were up $141 million primarily due to higher period costs related to production volume and capacity expansion programs.  SG&A and R&D expenses increased $56 million primarily due to higher volume and increased costs to support product programs, partially offset by lower incentive compensation expense.

While manufacturing period costs, SG&A and R&D increased, as a percent of sales each declined compared with the second quarter of 2011.  This focus on cost control contributed to the increase in operating profit as a percent of sales.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products increased $20 million from the second quarter of 2011 due to long-term debt issued in 2011 relating to the acquisition of Bucyrus.

•                  Other income/expense was income of $70 million compared with expense of $161 million in the second quarter of 2011.  The change was primarily due to the absence of second-quarter 2011 losses of $162 million on interest rate swaps and credit facility fees associated with the debt issuance for the Bucyrus acquisition and the favorable impact of currency gains and losses.

•                  The provision for income taxes in the second quarter of 2012 reflects an estimated annual tax rate of 30.5 percent compared with 29 percent for the second quarter of 2011 and 26.5 percent for the full-year 2011, excluding the items discussed below.  The increase from 26.5 percent to 30.5 percent is primarily due to expected changes in our geographic mix of profits from a tax perspective and the expiration of the U.S. research and development tax credit.

The tax provision for the second quarter of 2012 also includes a negative impact of $75 million from goodwill not deductible for tax purposes related to the divestiture of portions of the Bucyrus distribution business and $12 million for an increase in the 2012 estimated annual tax rate from 30 to 30.5 percent.  A $72 million net benefit was recorded in the second quarter of 2011 due to planned repatriation of non-U.S. earnings offset by an increase in prior year tax reserves.

Global Workforce

Caterpillar worldwide full-time employment was 132,825 at the end of second quarter 2012 compared with 108,175 at the end of second quarter 2011, an increase of 24,650 full-time employees.  In addition, the flexible workforce increased by 4,039 for a total increase in the global workforce of 28,689.

The increase was primarily a result of acquisitions and higher sales volume. Acquisitions, primarily Bucyrus, MWM and ERA Mining Machinery Limited (Siwei), added 16,322 people to the global workforce.

	June 30,
	2012	2011	Change

Full-time employment	132,825	108,175	24,650
Flexible workforce	25,602	21,563	4,039
Total	158,427	129,738	28,689

Summary of change
U.S. workforce			6,020
Non-U.S. workforce			6,347
			12,367

Acquisitions			16,322
Total			28,689

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
Second Quarter 2012
Construction Industries(1)	$5,340	8%	$1,966	42%	$731	(3)%	$1,332	—%	$1,311	(11)%
Resource Industries(2)	5,390	68%	1,589	55%	876	40%	1,142	62%	1,783	110%
Power Systems(3)	5,511	12%	2,373	20%	618	(4)%	1,474	11%	1,046	8%
All Other Segments (4)	454	(4)%	217	5%	17	(32)%	135	(16)%	85	1%
Corporate Items and Eliminations	(11)		(13)		—		1		1
Machinery & Power Systems Sales	$16,684	23%	$6,132	34%	$2,242	9%	$4,084	16%	$4,226	25%

Financial Products Segment	764	—%	417	(3)%	97	8%	102	(8)%	148	13%
Corporate Items and Eliminations	(74)		(48)		(8)		(8)		(10)
Financial Products Revenues	$690	(1)%	$369	(4)%	$89	6%	$94	(10)%	$138	12%

Consolidated Sales and Revenues	$17,374	22%	$6,501	31%	$2,331	9%	$4,178	15%	$4,364	25%

Second Quarter 2011
Construction Industries (1)	$4,941		$1,385		$755		$1,334		$1,467
Resource Industries(2)	3,206		1,026		626		703		851
Power Systems(3)	4,918		1,976		647		1,329		966
All Other Segments(4)	475		206		25		160		84
Corporate Items and Eliminations	(5)		(5)		—		—		—
Machinery & Power Systems Sales	$13,535		$4,588		$2,053		$3,526		$3,368

Financial Products Segment	764		432		90		111		131
Corporate Items and Eliminations	(69)		(49)		(6)		(6)		(8)
Financial Products Revenues	$695		$383		$84		$105		$123

Consolidated Sales and Revenues	$14,230		$4,971		$2,137		$3,631		$3,491

(1)	Does not include inter-segment sales of $123 million and $124 million in second-quarter 2012 and 2011, respectively.
(2)	Does not include inter-segment sales of $328 million and $284 million in second-quarter 2012 and 2011, respectively.
(3)	Does not include inter-segment sales of $680 million and $541 million in second-quarter 2012 and 2011, respectively.
(4)	Does not include inter-segment sales of $927 million and $839 million in second-quarter 2012 and 2011, respectively.

Sales and Revenues by Segment

(Millions of dollars)	Second Quarter 2011	Sales Volume	Price Realization	Currency	Acquisitions	Other	Second Quarter 2012	$ Change	% Change
Construction Industries	$4,941	$385	$140	$(126)	$—	$—	$5,340	$399	8%
Resource Industries	3,206	808	237	(37)	1,176	—	5,390	2,184	68%
Power Systems	4,918	374	98	(75)	196	—	5,511	593	12%
All Other Segments	475	(10)	(1)	(10)	—	—	454	(21)	(4)%
Corporate Items and Eliminations	(5)	(30)	25	(1)	—	—	(11)	(6)
Machinery & Power Systems Sales	$13,535	$1,527	$499	$(249)	$1,372	$—	$16,684	$3,149	23%

Financial Products Segment	764	—	—	—	—	—	764	—	—%
Corporate Items and Eliminations	(69)	—	—	—	—	(5)	(74)	(5)
Financial Products Revenues	$695	$—	$—	$—	$—	$(5)	$690	$(5)	(1)%

Consolidated Sales and Revenues	$14,230	$1,527	$499	$(249)	$1,372	$(5)	$17,374	$3,144	22%

Operating Profit by Segment

(Millions of dollars)	Second Quarter 2012	Second Quarter 2011	$ Change	% Change
Construction Industries	$688	$482	$206	43%
Resource Industries	1,426	796	630	79%
Power Systems	982	736	246	33%
All Other Segments	188	122	66	54%
Corporate Items and Eliminations	(778)	(623)	(155)
Machinery & Power Systems	$2,506	$1,513	$993	66%
Financial Products Segment	188	172	16	9%
Corporate Items and Eliminations	(4)	(16)	12
Financial Products	$184	$156	$28	18%
Consolidating Adjustments	(74)	(68)	(6)
Consolidated Operating Profit	$2,616	$1,601	$1,015	63%

Construction Industries

Construction Industries’ sales were $5.340 billion in the second quarter of 2012, an increase of $399 million, or 8 percent, from the second quarter of 2011.  Sales increased in North America, were about flat in the EAME region and declined in Latin America and Asia/Pacific.  The improvement in sales was a result of higher volume across all major equipment product categories.  Sales of aftermarket parts were about flat.

Some improvement in construction activity and continued fleet upgrading, primarily in North America, led to the increase in sales.  While the improvement in North America more than offset lower sales in China and other parts of the world, the construction industry in North America is still well below the prior peak.

Construction Industries’ sales were lower in Asia/Pacific, where a large decrease in China more than offset increases in other Asia/Pacific countries.  China’s austerity policies caused machine demand to peak in the first half of 2011, making the second quarter of 2011 in China a strong sales quarter.

Construction Industries’ profit was $688 million in the second quarter of 2012 compared with $482 million in the second quarter of 2011.  The increase in profit was primarily due to improved price realization and higher sales volume and was partially offset by the negative impact of currency, which was mainly due to the Japanese yen and the Brazilian real.  Manufacturing, SG&A and R&D expenses were about flat.

Resource Industries

Resource Industries’ sales were $5.390 billion in the second quarter of 2012, an increase of $2.184 billion, or 68 percent, from the second quarter of 2011.  The sales increase was primarily due to the acquisition of Bucyrus in the third quarter of 2011 and higher sales volume in all regions of the world.  While sales volume for both new equipment and aftermarket parts improved, the more significant increase was for new equipment.

Though the prices for metals and coal were down from a year earlier, mine production increased and price levels remained attractive for investment.  This was positive for mining in most regions of the world.

Bucyrus sales were $1.176 billion in the second quarter of 2012, with $292 million in North America, $148 million in Latin America, $271 million in EAME and $465 million in Asia/Pacific.

Resource Industries’ profit of $1.426 billion in the second quarter of 2012 was significantly higher than profit of $796 million in the second quarter of 2011.  The acquisition of Bucyrus increased segment profit by $285 million.  See further discussion on the impact of Bucyrus on page 17.

Excluding the effect of the Bucyrus acquisition, Resource Industries’ profit increased by $345 million, primarily due to higher sales volume and improved price realization.  The improvement was partially offset by higher manufacturing, SG&A and R&D costs.  The manufacturing cost increase was primarily due to higher costs related to increased production volume.

Power Systems

Power Systems’ sales were $5.511 billion in the second quarter of 2012, an increase of $593 million, or 12 percent, from the second quarter of 2011.  The improvement was the result of higher sales volume, the acquisition of MWM and improved price realization.  The sales volume increase was almost all in North America.

The most significant increases in Power Systems’ sales occurred in petroleum and rail applications.  Worldwide demand for energy, at prices that encourage continued investment, resulted in higher sales of engines and turbines for petroleum applications.  Sales of our rail products and services, primarily locomotives, increased due to higher demand.  Those increases were partially offset by lower sales for electric power generation.

Power Systems’ profit was $982 million in the second quarter of 2012 compared with $736 million in the second quarter of 2011.  The increase was primarily due to higher sales volume and improved price realization.  The improvements were partially offset by increased period manufacturing, SG&A and R&D expenses.

MWM, acquired during the fourth quarter of 2011, added sales of $196 million, primarily in EAME, and was about neutral to profit.

Financial Products Segment

Financial Products’ revenues were $764 million for both the second quarter of 2012 and 2011.  The favorable impact from higher average earning assets was primarily offset by an unfavorable impact from lower interest rates.

Financial Products’ profit was $188 million in the second quarter of 2012, compared with $172 million in the second quarter of 2011.  The increase was primarily due to a $24 million favorable impact due to lower claims experience at Cat Insurance and a $13 million favorable impact from higher average earning assets.  These increases were partially offset by $9 million lower net gains from returned or repossessed equipment.

At the end of the second quarter of 2012, past dues at Cat Financial were 3.35 percent compared with 3.19 percent at the end of the first quarter of 2012, 2.89 percent at the end of 2011 and 3.73 percent at the end of the second quarter of 2011.  Although past dues have improved when compared with the second quarter of 2011, the increase from the end of 2011 and from the first quarter of 2012 reflects higher delinquencies in our European marine and China portfolios.  Write-offs, net of recoveries, were $16 million for the second quarter of 2012, down from $29 million for the second quarter of 2011.

As of June 30, 2012, Cat Financial’s allowance for credit losses totaled $393 million or 1.47 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011.  The allowance for credit losses as of June 30, 2011, was $382 million or 1.52 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $782 million in the second quarter of 2012, an increase of $143 million from the second quarter of 2011.  Corporate items and eliminations include: corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; and currency differences, as segment profit is reported using annual fixed exchange rates and inter-segment eliminations.

The increase in expense from the second quarter of 2011 was primarily due to higher corporate-level expenses and timing differences.

2012 OUTLOOK

Economic Outlook

Economic growth remained sluggish in the first half of 2012, prompting central banks throughout the world to ease policies further.  Average short-term interest rates in the developed countries are now lower than during the recent recession; rates in the developing countries are within 50 basis points of 2009 lows.  We expect that further interest rate cuts are likely.  However, governments also tightened budgets, which reduced overall economic growth.  Continued budget austerity likely will offset some of the benefits of lower interest rates, and world economic growth will likely average about 2.5 percent in 2012, slightly less than in 2011 and more than a percentage point lower than in 2010.  Key points related to our outlook include:

•                  Worldwide demand for most commodities has increased so far this year, but prices have generally declined.  We expect economic growth will support demand for most commodities but average prices will probably be lower than in 2011.  Key price assumptions for the full year of 2012 are that Brent crude oil will average $105 per barrel; copper, $3.50 per pound; and Chinese iron ore, $145 per metric ton.  We believe prices for most commodities will remain sufficiently attractive to encourage production and investment.

•                  While commodity prices have remained attractive for investment, some mining customers are extending their investments as a result of permitting delays in developed countries and uncertainty about world economic growth over the next few years.

•                  U.S. coal prices declined enough to cause coal mines to reduce both production and investment.  Producers have increased exports to record highs, which is contributing to softer coal prices in Asia.  However, we do not expect that Asian coal prices will decline enough to cause Asian mines to reduce production or investment.

•                  Recoveries in developed countries remain weak, with some countries returning to recession.  Most central banks are maintaining record low interest rates and are expanding balance sheets to improve the functioning of financial markets.  Over the past year, the dollar value of central bank balance sheets increased about 18 percent, or about $1.4 trillion.

•                  The U.S. economy slowed sharply in the first quarter of 2012, and employment data suggest second-quarter growth will also be weak.  However, historically reliable leading indicators suggest a recession is unlikely in 2012.

•                  Declines in U.S. federal, state and local government spending reduced first-quarter economic growth by more than a half percentage point.  State and local investments, which include infrastructure, were the lowest since the fourth quarter of 2008.  We expect total U.S. government spending to decline at a slower rate in the second half of 2012.

•                  The U.S. Federal Reserve’s balance sheet expansion in the first half of 2010 benefited the economy, but those gains seem to be slowing.  Banks are expanding credit at a moderate rate, but money growth is slowing.  We have not detected much benefit to economic growth from the central bank’s policy of lengthening the maturity of its securities.

•                  Eventually, we expect the U.S. Federal Reserve will resume expanding its balance sheet, but not soon enough to benefit growth in 2012.  We believe modest recovery will continue in the United States, with economic growth slowing to slightly more than 2 percent in 2012.

•                 Some industries important to our sales in the United States are beginning to recover.  Housing starts are increasing in response to rising apartment demand, low mortgage rates and more than four years of depressed activity.  We forecast housing starts will exceed 750 thousand units this year.  Although this represents the best level of housing starts since 2008, it is a decline from our prior forecast of 800 thousand units.  Nonresidential construction is also expected to increase, although highway construction will likely remain weak.

•                  Budget austerity and monetary tightening in 2011 pushed the Eurozone economies near a recession in the first quarter of 2012.  Problems are spreading beyond those countries struggling with debt problems; in the majority of Eurozone countries, unemployment is rising and business confidence is deteriorating.

•                  The European Central Bank offered two liquidity programs and cut interest rates for the third time since October of 2011, and rates are at a record low.  We anticipate additional actions this year, but we now expect overall Eurozone economic growth will likely be negative in 2012.

•                  The Bank of Japan pushed bank liquidity to a record high, and construction will benefit from reconstruction programs.  We expect the Japanese economy will grow more than 2 percent in 2012.

•                  Four recent interest rate cuts and continued growth in mining will likely lead to more than 3 percent economic growth in Australia.  Although mining profits in Australia started declining in the fourth quarter of 2011, we expect mining capital expenditures will be higher in 2012 than in 2011.

•                  Developing economies slowed in response to interest rate increases in 2011, and central banks have begun reversing policies.  The larger economies of Brazil, Russia, Indonesia, South Africa and Turkey all have lower short-term interest rates than at the depth of the financial crisis in 2009.

•                  The Chinese government has accelerated policy easing, with its second consecutive interest rate cut in July 2012.  Infrastructure spending is running behind the government’s target, and we expect the government will introduce supplemental investment programs.

•                  With this expected easing, we believe China’s economic growth will slow to about 8 percent in 2012.  Data through May suggest infrastructure spending is improving.  Year-to-date imports of key commodities increased compared with 2011.

•                  Most other developing countries in Asia also cut interest rates.  Economic growth, except in India, which is struggling with inflation, will likely be close to that in 2011 rather than improve as previously expected.

•                  Brazil reduced its short-term interest rate to a record low, and at least one more cut is likely this year.  Other Latin American countries are likely to maintain current low interest rates.  We project regional economic growth of more than 3 percent in 2012, which is lower than the 4 percent previously expected.  We also expect faster growth in construction than the overall economy.

•                  We expect economic growth in both Africa/Middle East and CIS will exceed 4.5 percent, slightly higher than in 2011.  Construction activity, which is growing faster, will likely be up more than 10 percent this year.  Positives are low interest rates, attractive oil prices and increased oil production.

Economic Risks

•                  Central banks, particularly in developed countries, have repeatedly overestimated inflation risks and underestimated growth and employment problems.  These miscalculations have contributed to the weakest economic recovery in decades and persistent high unemployment.  If central banks remain too cautious, such actions may prolong the weak recovery and risk another downturn.

•                  Austerity measures implemented to reduce deficits have contributed to short-term slowing in economic growth.  A continued emphasis on austerity, without other actions to drive growth, threatens modest recoveries.  In addition, budget cuts have tended to fall heavily on already poorly-funded infrastructure programs.

2012 Sales and Revenues Outlook

We have updated our outlook and now expect sales and revenues in a range of $68 to $70 billion.  That is a change from our previous sales and revenues outlook range of $68 to $72 billion.

From the time the previous outlook was first established in January of 2012, the U.S. dollar has strengthened versus most currencies around the world.  That has negatively impacted the full-year outlook by about $1 billion as sales in currencies other than the U.S. dollar are translating into fewer U.S. dollars.

While the world’s economic environment is weaker than we had expected, our sales have continued to grow.  In addition, dealer machine deliveries to end users have continued to increase compared with 2011 and in June 2012, the most recent month, we had the highest month-over-month percentage increase versus 2011 since January of this year.

2012 Profit Outlook

The outlook reflects profit per share of about $9.60 at the middle of the sales and revenues outlook range for 2012.  Our previous outlook expected profit per share of about $9.50 at the middle of the $68 to $72 billion outlook range for sales and revenues.

The profit outlook improved as a result of better underlying operating performance, partially offset by the negative impact from an increase in our estimated annual tax rate for 2012.  The current outlook includes a 0.5 percentage point increase in the 2012 estimated annual tax rate, from 30 percent to 30.5 percent.  The increase is attributable to the expected geographic mix of profits from a tax perspective including relatively more profit expected to be taxed in the United States.

Currency had little impact on the change in the profit-per-share outlook because of the offsetting impact on sales in the worldwide markets we serve with costs resulting from our extensive global manufacturing footprint and cost base.

QUESTIONS AND ANSWERS

Q1:               Your business in China has been topical over the past few months.  Can you comment on what you are seeing in China, what you expect for the rest of 2012 and how your businesses in China are performing?

A:                       As we discussed in our first-quarter 2012 financial release, the construction equipment industry and our sales in China declined during the first quarter of 2012.  Sales in China were also weak during the second quarter of 2012 and were well below the second quarter of 2011, which was a strong quarter for sales in China.

As we began 2012, our expectations for sales in China were higher, and we built substantial new machine inventory in the first quarter to support what is usually a seasonally strong quarter.  First-quarter sales were lower than expected, and we ended the first quarter with higher inventory in China.  We developed and are executing a plan for an orderly reduction of China inventory that includes lower production, merchandising programs to improve sales and the export of machines from China to other parts of the world.

We remain very positive on long-term industry growth in China and our strategy to grow our business there.  Our plans for the remainder of 2012 reflect an orderly ramp down of production that considers our entire supply chain in China.  Given the current low rate of sales and the production ramp down, it will likely take the rest of 2012 to reduce inventory to appropriate levels.

While Caterpillar finished machine inventory increased in China during the second quarter, the combination of Caterpillar and dealer machine inventory was about flat with the end of the first quarter of 2012.

While the industry is down and will likely remain down for most of 2012, we are encouraged by actions that the Chinese government has taken to improve growth.  They have lowered bank reserve requirements and cut interest rates, and we expect they will continue to ease policy and increase investment spending to help improve growth in their economy.  Those actions will likely lead to better growth in the construction industry late in 2012 and into 2013.

Q2:               In your first-quarter conference call you said that your business in Brazil was weaker than you had previously expected, but that Brazil was starting to show early signs of improvement.  Has Brazil started to improve?

A:                       Yes.  Brazil began moving to more pro-growth policies late in 2011 by reducing short-term interest rates, which are now at record lows.  During the first quarter of 2012, dealer deliveries of new machines to end users were below year-earlier levels.  That has begun to turn around and dealer deliveries in Brazil turned positive year-over-year in the second quarter of 2012.

Q3:               Can you comment on dealer new machine inventories at the end of the second quarter?

A:                       In total, dealer reported new machine inventory rose about $300 million during the second quarter of 2012.  More than all of the increase during the quarter was related to mining products.  Dealers typically own mining inventory while it is being assembled and commissioned at their customers’ sites.  Because our sales of mining equipment increased during the second quarter, the pipeline of dealer mining inventory increased as well.

Q4:     Can you comment on your order backlog at the end of the second quarter?

A:        At the end of the second quarter, the backlog was $28.2 billion.  That reflects an 11-percent increase in backlog from the same period a year ago (including the Bucyrus backlog as of the acquisition on July 8, 2011) and an 8-percent decline from the end of the first quarter of 2012.  The decline occurred in Construction Industries, Resource Industries and Power Systems, and was primarily a result of improvements in delivery performance with a number of machines coming off managed distribution.  Dealers and customers are also exercising caution, particularly for long lead-time products, given the economic uncertainty in the world today.

Q5:     We can calculate incremental operating profit pull through, but the impact of your recent acquisitions makes the calculation difficult.  Can you adjust the second quarter for acquisitions?

A:        For the second quarter of 2012, excluding the impact of our Bucyrus and MWM acquisitions, incremental operating profit versus 2011 was about 44 percent of incremental sales and revenues.

In addition to adjusting for acquisitions, to better understand the underlying operational impacts, it is also useful to consider currency impacts.  The table below starts with our reported sales and revenues and reported operating profit and adjusts for the acquisitions and the impacts of currency on sales and operating profit.

For the second quarter, adjusting for acquisitions and currency, the incremental margin rate was approximately 39 percent.

	Second Quarter	Second Quarter
(Millions of dollars)	2012	2011	Change
Sales and Revenues	$17,374	$14,230	$3,144
Bucyrus and MWM Sales	(1,372)	—	(1,372)
Sales and Revenues excluding Bucyrus and MWM	16,002	14,230	1,772

Sales Currency Impact	249	—	249
Sales and Revenues excluding Bucyrus, MWM and Currency Impact	$16,251	$14,230	$2,021

Operating Profit	$2,616	$1,601	$1,015
Bucyrus and MWM Operating (Profit) / Loss	(205)	31	(236)
Operating Profit excluding Bucyrus and MWM	2,411	1,632	779

Operating Profit Currency Impact	6	—	6

Operating Profit excluding Bucyrus, MWM and Currency Impact	$2,417	$1,632	$785

Incremental Margin Rate excluding Bucyrus and MWM Impacts			44%

Incremental Margin Rate excluding Bucyrus, MWM and Currency Impacts			39%

Q6:     Can you comment on the impact of your short-term incentive compensation on second-quarter results?

A:        Short-term incentive compensation expense is directly related to financial and operational performance.  At the end of the first quarter, we expected $920 million of expense in 2012 and have increased that to about $1 billion.  Expense in the second quarter of 2012 was about $270 million, which was about $35 million lower than the $305 million from the second quarter of 2011.

Q7:     Over the past quarter, some of the large global mining companies have discussed being more cautious regarding future capital spending.  Has that changed your view of the future of your mining business?

A:        We are very positive on the long-term prospects for our mining business and for the industry.  Mining is an industry that fits our business model very well.  It requires durable and reliable products and a high degree of ongoing support.  It is an industry that is focused on quality, safety, machine up-time and long-term owning and operating costs.  We are very well-positioned in the mining industry and have the broadest product line with unmatched product support.

While we expect that global economic growth coupled with declining ore grades and higher strip ratios will be positive for mining over the long term, we understand that recent concerns about China, Eurozone and U.S. economic growth are potential issues in the short term and, along with permitting delays, are causing some customers to extend investments over the next few years.

Q8:     Can you discuss the current state of your mining business in general?  Specifically, what has happened to lead times for large mining trucks?  Are you still quoting delivery times into 2014?

A:        The second quarter of 2012 was our best quarter ever for sales of mining products.  We have a substantial order backlog and are continuing to quote long lead times for several large mining truck models, some into 2014.

We understand that our customers are concerned about world economic growth—they are concerned about growth in China and Europe, and the uncertainty around government spending and tax changes that could impact the United States at the end of 2012.  That said, our mining business is strong, we have not experienced significant cancellations, and in general our customers remain positive on mining for the long term.

Q9:     Can you comment on capacity additions?  Are you continuing to put additional capacity in place, slowing it down, or cutting?

A:        It is not a simple answer because we make hundreds of different machine and engine models in factories around the world serving a wide range of different industries.  As a result, the capacity needs, lead times, future expectations and short-term risks can be very different depending on the facility and products involved.  In addition, capital programs are in various stages of completion—from some that are about complete to others that have not started yet.

That said, there is no doubt that short-term economic risks have increased and our expectations for world economic growth in 2012 have declined.  As a result, we are being cautious and are delaying some programs, such as excavator capacity additions in China.  However, the impact on 2012 spending is minimal, and the outlook for capital expenditures of about $4 billion remains unchanged.

Q10:   Can you summarize the impact of Bucyrus operations on second-quarter 2012 operating profit?

A:        Following is a table that summarizes the impact of Bucyrus on second-quarter 2011 and 2012 financial results.

Impact of Bucyrus on Profit

Millions of dollars

Impact Excluding Divestitures

	Second Quarter 2011	Second Quarter 2012
Sales	$—	$1,176
Cost of goods sold	—	(872)
SG&A	(31)	(174)
R&D	—	(32)
Other operating costs	—	(1)
Operating profit (loss)	(31)	97
Interest expense	(11)	(35)
Other income (expense)	(162)	7

Profit (loss) before tax	(204)	69
Income tax (provision)/benefit	72	(24)
Profit/(Loss)	$(132)	$45

Distribution Business Divestiture Impact
SG&A	$—	$(57)
Other operating income (costs)	—	160
Impact on operating profit	—	103
Income tax (provision)/benefit	—	(111)
Profit/(Loss)	$—	$(8)

Q11:   North America has been the strongest region for your construction machine sales so far in 2012.  Can you discuss your expectations for U.S. housing starts and any impact the new U.S. highway bill may have over the remainder of 2012?

A:        Recent data suggest that housing starts have bottomed and activity is beginning to improve.  Housing starts are increasing in response to rising apartment demand, low mortgage rates and more than four years of depressed activity.  As a result, for 2012, we expect housing starts will exceed 750 thousand units.  Although a decline from our prior forecast of 800 thousand units, this would be the best since 2008.  Nonresidential construction is expected to increase as well.

For North America, we continue to see higher parts utilization, rental fleets that are older than the historical average and improved used equipment pricing—all suggesting strong machine usage and indicators supportive of a prolonged replacement cycle.  Additionally, the recently signed U.S. highway bill brings a level of stability and confidence that may result in improved demand.

Q12:   Do you have an update on the sale of your external logistics business?

A:        The agreement, announced May 10, 2012, would result in Platinum Equity acquiring a 65-percent equity stake in Caterpillar Logistics Services LLC.  The pending sale supports Caterpillar’s increased focus on the continuing growth opportunities in its core businesses.  The overall transaction is valued at approximately $750 million, with Caterpillar retaining a 35-percent equity stake.  The transaction is expected to close in the third quarter of 2012, subject to customary closing conditions.

Q13:   The International Machinist Union (IAM) is still striking at the Joliet, IL, components facility.  Is this strike impacting your ability to produce machines at the factories supplied by Joliet components?

A:        No.  Since the strike started on May 1, 2012, we have continued to operate the facility and to produce and ship components to other Caterpillar factories.  In fact, we have not missed any shipments to our customers because of the strike and do not foresee any shipping issues going forward.  The Joliet facility’s strong, predictable output speaks not only to the execution of our contingency plan, but also to the high expectations the team has for its work and level of customer focus.

Financial Position / Cash Flow

Q14:   Can you discuss your inventory increase during the second quarter?

A:        Inventory increased about $800 million, or about 5 percent, during the second quarter on a sales increase of about 9 percent from the first quarter.  There were several reasons for the inventory increase:

•      About half of the increase was finished inventory, with more than half of that at our Excavator Division.  Most of the increase in excavators was in China.  In China, we are lowering production levels and have started to export machines to other regions of the world.  However, the construction industry in China is still weak and our dealers are reducing their inventories of new machines, further reducing our shipments.  While our inventory of new machines in China increased, the combination of our finished inventory and dealer machine inventory was about flat with the end of the first quarter of 2012.  We are working to lower finished inventory, but given the weak construction equipment industry in China it will be a gradual reduction throughout 2012.  We are being appropriately cautious—we intend to lower inventory, but are considering our supply chain and are acting in an orderly manner.  In addition, we are trying to balance our actions—the industry in China has been weak over the past year, but can move quickly when it turns around.

•      About 20 percent of the inventory increase during the quarter was a result of the acquisition of Siwei and inventory related to the former Bucyrus (net of the impact of divestitures of distribution businesses to Cat dealers).  Bucyrus sales are generally seasonally stronger during the second half of the year and with relatively long production lead times, it is common for Bucyrus to add inventory during the first half of the year to support higher sales during the second half.

•      About 20 percent of the increase was for components, work-in-process and aftermarket parts inventory and was related to increasing sales.

•      In-transit inventory accounted for about 10 percent of the increase and represents products that have been exported but have not yet passed title.  It is common for in-transit inventory to increase when sales are increasing—sales in the second quarter of 2012 rose about 9 percent from the first quarter of 2012.

Q15:   Can you comment on M&PS operating cash flow in the second quarter—especially how it compares with the second quarter of 2011?

A:        M&PS operating cash flow was $1.281 billion in the second quarter, a decline from $2.467 billion in the second quarter of 2011.  The decline was a result of unfavorable changes in working capital, primarily related to accounts payable and inventory.  In addition, during the second quarter of 2011, we increased our sales of receivables to generate cash to support expected acquisitions.  We continue to benefit from the sale of receivables, but the change in receivables during the second quarter of 2012 was not significant.  These items were partially offset by higher profit in the second quarter of 2012.

Q16:   Caterpillar issued $1.5 billion in debt during the second quarter of 2012.  What was the rationale behind the decision to issue new debt?

A:        Given the extraordinarily low interest rates, this was a great opportunity to further strengthen our liquidity position at very little net cost.  We have always tried to maintain a conservative balance sheet, and we intend to continue to do that.  This move will add to our liquidity and will help position us for whatever opportunities may come along at any point in the business cycle.  This debt is for general corporate use, and we do not have a specific use planned for the cash at this time.

Q17:   Have Cat Financial credit metrics improved over the past year?  Europe and China have received quite a bit of media attention over the past quarter.  Can you comment on credit metrics in those regions?

A:        Cat Financial portfolio metrics have shown improvement from last year, with past dues reducing from 3.73 percent in second quarter of 2011 to 3.35 percent at the end of the second quarter of 2012.  Write-offs, net of recoveries, were $16 million for the second quarter of 2012, an improvement from $29 million in the second quarter of 2011.

Past dues were 2.89 percent at the end of 2011 and 3.19 percent at the end of the first quarter of 2012.  The slight increase in past dues at the end of the second quarter of 2012 can be primarily attributed to our European marine and China portfolios.  China past dues, although up, remain below our long-term average for the China portfolio.

Past dues in EAME are lower than the same period last year, but up slightly from year-end 2011.  Our North American portfolio performance has continued to improve over the past year, with lower past dues and write-off’s during the period.

GLOSSARY OF TERMS

1.

All Other Segments — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; and the 50/50 joint venture with Navistar (NC2) until it became a wholly owned subsidiary of Navistar effective September 29, 2011.

2.

Caterpillar Production System — The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals.

3.	Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.

4.

Construction Industries — A segment responsible for small and core construction machines. Responsibility includes business strategy, product design, product management and development, manufacturing, marketing, and sales and product support. The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers. In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

5.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

6.

Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies. The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

7.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

8.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

9.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.	Latin America — Geographic region including Central and South American countries and Mexico.

11.	Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.

12.	Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.

13.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.

Power Systems — A segment responsible for the product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

15.

Price Realization — The impact of net price changes excluding currency and new product introductions. Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

16.

Resource Industries — A segment responsible for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components and electronics and control systems. In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System. On July 8, 2011, the acquisition of Bucyrus International Inc. was completed. This added the responsibility for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for electric rope shovels, draglines, hydraulic shovels, drills, highwall miners and electric drive off-highway trucks to Resource Industries. In addition, Resource Industries segment profit includes Bucyrus acquisition-related costs and the impact from divestiture of the former Bucyrus distribution businesses. On June 6, 2012, the acquisition of ERA Mining Machinery Limited, including its wholly-owned subsidiary Zhengzhou Siwei Mechanical & Electrical Manufacturing Co., Ltd., commonly known as (“Siwei”), was completed. This added the responsibility for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for underground coal mining equipment to Resource Industries.

17.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 26-31 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Sales and revenues:
Sales of Machinery and Power Systems	$16,684	$13,535	$31,972	$25,812
Revenues of Financial Products	690	695	1,383	1,367
Total sales and revenues	17,374	14,230	33,355	27,179

Operating costs:
Cost of goods sold	12,280	10,303	23,517	19,360
Selling, general and administrative expenses	1,517	1,257	2,857	2,356
Research and development expenses	632	584	1,219	1,109
Interest expense of Financial Products	198	209	402	412
Other operating (income) expenses	131	276	421	508
Total operating costs	14,758	12,629	28,416	23,745

Operating profit	2,616	1,601	4,939	3,434

Interest expense excluding Financial Products	110	90	223	177
Other income (expense)	70	(161)	158	(144)

Consolidated profit before taxes	2,576	1,350	4,874	3,113

Provision (benefit) for income taxes	872	318	1,561	830
Profit of consolidated companies	1,704	1,032	3,313	2,283

Equity in profit (loss) of unconsolidated affiliated companies	5	(10)	7	(18)

Profit of consolidated and affiliated companies	1,709	1,022	3,320	2,265

Less: Profit (loss) attributable to noncontrolling interests	10	7	35	25

Profit (1)	$1,699	$1,015	$3,285	$2,240

Profit per common share	$2.60	$1.57	$5.04	$3.48

Profit per common share — diluted (2)	$2.54	$1.52	$4.90	$3.36

Weighted average common shares outstanding (millions)
- Basic	652.9	645.5	651.3	643.3
- Diluted (2)	669.6	667.2	669.9	666.0

Cash dividends declared per common share	$0.98	$0.90	$0.98	$0.90

(1)   Profit attributable to common stockholders.

(2)   Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	June 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and short-term investments	$5,103	$3,057
Receivables - trade and other	10,443	10,285
Receivables — finance	8,383	7,668
Deferred and refundable income taxes	1,685	1,580
Prepaid expenses and other current assets	1,336	994
Inventories	17,344	14,544
Total current assets	44,294	38,128

Property, plant and equipment — net	14,928	14,395
Long-term receivables - trade and other	803	1,130
Long-term receivables — finance	12,955	11,948
Investments in unconsolidated affiliated companies	124	133
Noncurrent deferred and refundable income taxes	2,032	2,157
Intangible assets	4,236	4,368
Goodwill	7,320	7,080
Other assets	2,146	2,107
Total assets	$88,838	$81,446

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Power Systems	$592	$93
— Financial Products	4,455	3,895
Accounts payable	8,470	8,161
Accrued expenses	3,532	3,386
Accrued wages, salaries and employee benefits	1,628	2,410
Customer advances	3,132	2,691
Dividends payable	339	298
Other current liabilities	2,117	1,967
Long-term debt due within one year:
— Machinery and Power Systems	1,269	558
— Financial Products	5,739	5,102
Total current liabilities	31,273	28,561

Long-term debt due after one year:
— Machinery and Power Systems	9,169	8,415
— Financial Products	18,092	16,529
Liability for postemployment benefits	10,626	10,956
Other liabilities	3,697	3,583
Total liabilities	72,857	68,044

Redeemable noncontrolling interest	—	473

Stockholders’ equity
Common stock	4,373	4,273
Treasury stock	(10,139)	(10,281)
Profit employed in the business	27,842	25,219
Accumulated other comprehensive income (loss)	(6,150)	(6,328)
Noncontrolling interests	55	46
Total stockholders’ equity	15,981	12,929
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$88,838	$81,446

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Six Months Ended June 30,
	2012	2011
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,320	$2,265
Adjustments for non-cash items:
Depreciation and amortization	1,350	1,174
Other	(59)	337
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	37	45
Inventories	(2,939)	(1,850)
Accounts payable	299	1,056
Accrued expenses	115	(41)
Accrued wages, salaries and employee benefits	(753)	(91)
Customer advances	434	14
Other assets — net	63	28
Other liabilities — net	140	357
Net cash provided by (used for) operating activities	2,007	3,294
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(1,508)	(924)
Expenditures for equipment leased to others	(787)	(580)
Proceeds from disposals of leased assets and property, plant and equipment	543	621
Additions to finance receivables	(5,942)	(4,294)
Collections of finance receivables	4,298	3,981
Proceeds from sale of finance receivables	85	104
Investments and acquisitions (net of cash acquired)	(517)	(68)
Proceeds from sale of businesses and investments (net of cash sold)	308	21
Proceeds from sale of available-for-sale securities	177	122
Investments in available-for-sale securities	(199)	(131)
Other — net	38	(38)
Net cash provided by (used for) investing activities	(3,504)	(1,186)
Cash flow from financing activities:
Dividends paid	(598)	(565)
Distribution to noncontrolling interests	(5)	(2)
Common stock issued, including treasury shares reissued	25	96
Excess tax benefit from stock-based compensation	156	159
Acquisitions of redeemable noncontrolling interests	(444)	—
Proceeds from debt issued (original maturities greater than three months)	9,019	10,329
Payments on debt (original maturities greater than three months)	(5,033)	(5,125)
Short-term borrowings - net (original maturities three months or less)	552	36
Net cash provided by (used for) financing activities	3,672	4,928
Effect of exchange rate changes on cash	(129)	87
Increase (decrease) in cash and short-term investments	2,046	7,123
Cash and short-term investments at beginning of period	3,057	3,592
Cash and short-term investments at end of period	$5,103	$10,715

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended June 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$16,684	$16,684	$—	$—
Revenues of Financial Products	690	—	780	(90	)(2)
Total sales and revenues	17,374	16,684	780	(90)

Operating costs:
Cost of goods sold	12,280	12,280	—	—
Selling, general and administrative expenses	1,517	1,373	150	(6	)(3)
Research and development expenses	632	632	—	—
Interest expense of Financial Products	198	—	198	—	(4)
Other operating (income) expenses	131	(107)	248	(10	)(3)
Total operating costs	14,758	14,178	596	(16)

Operating profit	2,616	2,506	184	(74)

Interest expense excluding Financial Products	110	121	—	(11	)(4)
Other income (expense)	70	7	—	63	(5)

Consolidated profit before taxes	2,576	2,392	184	—

Provision for income taxes	872	819	53	—
Profit of consolidated companies	1,704	1,573	131	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	130	—	(130	)(6)

Profit of consolidated and affiliated companies	1,709	1,708	131	(130)

Less: Profit (loss) attributable to noncontrolling interests	10	9	1	—

Profit (7)	$1,699	$1,699	$130	$(130)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended June 30, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$13,535	$13,535	$—	$—
Revenues of Financial Products	695	—	777	(82	)(2)
Total sales and revenues	14,230	13,535	777	(82)

Operating costs:
Cost of goods sold	10,303	10,303	—	—
Selling, general and administrative expenses	1,257	1,121	141	(5	)(3)
Research and development expenses	584	584	—	—
Interest expense of Financial Products	209	—	209	—	(4)
Other operating (income) expenses	276	14	271	(9	)(3)
Total operating costs	12,629	12,022	621	(14)

Operating profit	1,601	1,513	156	(68)

Interest expense excluding Financial Products	90	101	—	(11	)(4)
Other income (expense)	(161)	(235)	17	57	(5)

Consolidated profit before taxes	1,350	1,177	173	—

Provision for income taxes	318	273	45	—
Profit of consolidated companies	1,032	904	128	—

Equity in profit (loss) of unconsolidated affiliated companies	(10)	(10)	—	—
Equity in profit of Financial Products’ subsidiaries	—	123	—	(123	)(6)

Profit of consolidated and affiliated companies	1,022	1,017	128	(123)

Less: Profit (loss) attributable to noncontrolling interests	7	2	5	—

Profit (7)	$1,015	$1,015	$123	$(123)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Six Months Ended June 30, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$31,972	$31,972	$—	$—
Revenues of Financial Products	1,383	—	1,557	(174	)(2)
Total sales and revenues	33,355	31,972	1,557	(174)

Operating costs:
Cost of goods sold	23,517	23,517	—	—
Selling, general and administrative expenses	2,857	2,597	277	(17	)(3)
Research and development expenses	1,219	1,219	—	—
Interest expense of Financial Products	402	—	402	—	(4)
Other operating (income) expenses	421	(64)	500	(15	)(3)
Total operating costs	28,416	27,269	1,179	(32)

Operating profit	4,939	4,703	378	(142)

Interest expense excluding Financial Products	223	246	—	(23	)(4)
Other income (expense)	158	27	12	119	(5)

Consolidated profit before taxes	4,874	4,484	390	—

Provision for income taxes	1,561	1,449	112	—
Profit of consolidated companies	3,313	3,035	278	—

Equity in profit (loss) of unconsolidated affiliated companies	7	7	—	—
Equity in profit of Financial Products’ subsidiaries	—	273	—	(273	)(6)

Profit of consolidated and affiliated companies	3,320	3,315	278	(273)

Less: Profit (loss) attributable to noncontrolling interests	35	30	5	—

Profit (7)	$3,285	$3,285	$273	$(273)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Six Months Ended June 30, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$25,812	$25,812	$—	$—
Revenues of Financial Products	1,367	—	1,517	(150	)(2)
Total sales and revenues	27,179	25,812	1,517	(150)

Operating costs:
Cost of goods sold	19,360	19,360	—	—
Selling, general and administrative expenses	2,356	2,070	293	(7	)(3)
Research and development expenses	1,109	1,109	—	—
Interest expense of Financial Products	412	—	413	(1	)(4)
Other operating (income) expenses	508	(1)	529	(20	)(3)
Total operating costs	23,745	22,538	1,235	(28)

Operating profit	3,434	3,274	282	(122)

Interest expense excluding Financial Products	177	198	—	(21	)(4)
Other income (expense)	(144)	(274)	29	101	(5)

Consolidated profit before taxes	3,113	2,802	311	—

Provision (benefit) for income taxes	830	747	83	—
Profit of consolidated companies	2,283	2,055	228	—

Equity in profit (loss) of unconsolidated affiliated companies	(18)	(18)	—	—
Equity in profit of Financial Products’ subsidiaries	—	220	—	(220	)(6)

Profit of consolidated and affiliated companies	2,265	2,257	228	(220)

Less: Profit (loss) attributable to noncontrolling interests	25	17	8	—

Profit (7)	$2,240	$2,240	$220	$(220)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Six Months Ended June 30, 2012

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$3,320	$3,315	$278	$(273	)(2)
Adjustments for non-cash items:
Depreciation and amortization	1,350	988	362	—
Undistributed profit of Financial Products	—	(23)	—	23	(3)
Other	(59)	(66)	(94)	101	(4)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	37	(36)	(21)	94	(4),(5)
Inventories	(2,939)	(2,893)	—	(46	)(4)
Accounts payable	299	290	(24)	33	(4)
Accrued expenses	115	119	(5)	1	(4)
Accrued wages, salaries and employee benefits	(753)	(739)	(14)	—
Customer advances	434	434	—	—
Other assets - net	63	52	1	10	(4)
Other liabilities - net	140	74	76	(10	)(4)
Net cash provided by (used for) operating activities	2,007	1,515	559	(67)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(1,508)	(1,500)	(8)	—
Expenditures for equipment leased to others	(787)	(45)	(866)	124	(4),(9)
Proceeds from disposals of leased assets and property, plant and equipment	543	63	491	(11	)(4)
Additions to finance receivables	(5,942)	—	(10,012)	4,070	(5),(8),(9)
Collections of finance receivables	4,298	—	8,016	(3,718	)(5),(9)
Net intercompany purchased receivables	—	—	117	(117	)(5)
Proceeds from sale of finance receivables	85	—	85	—
Net intercompany borrowings	—	—	63	(63	)(6)
Investments and acquisitions (net of cash acquired)	(517)	(461)	—	(56	)(9)
Proceeds from sale of businesses and investments (net of cash sold)	308	783	—	(475	)(8)
Proceeds from sale of available-for-sale securities	177	19	158	—
Investments in available-for-sale securities	(199)	(4)	(195)	—
Other - net	38	8	30	—
Net cash provided by (used for) investing activities	(3,504)	(1,137)	(2,121)	(246)
Cash flow from financing activities:
Dividends paid	(598)	(598)	(250)	250	(7)
Distribution to noncontrolling interests	(5)	(5)	—	—
Common stock issued, including treasury shares reissued	25	25	—	—
Excess tax benefit from stock-based compensation	156	156	—	—
Acquisitions of redeemable noncontrolling interests	(444)	(444)	—	—
Net intercompany borrowings	—	(63)	—	63	(6)
Proceeds from debt issued (original maturities greater than three months)	9,019	1,662	7,357	—
Payments on debt (original maturities greater than three months)	(5,033)	(211)	(4,822)	—
Short-term borrowings - net (original maturities three months or less)	552	108	444	—
Net cash provided by (used for) financing activities	3,672	630	2,729	313
Effect of exchange rate changes on cash	(129)	(27)	(102)	—
Increase (decrease) in cash and short-term investments	2,046	981	1,065	—
Cash and short-term investments at beginning of period	3,057	1,829	1,228	—
Cash and short-term investments at end of period	$5,103	$2,810	$2,293	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Non-cash adjustment for the undistributed earnings from Financial Products.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
(7)	Elimination of dividend from Financial Products to Machinery and Power Systems.
(8)	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Bucyrus distribution businesses to Cat dealers.
(9)	Reclassification of Financial Products’ payments related to Machinery and Power Systems’ acquisition of Caterpillar Tohoku Limited.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Six Months Ended June 30, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$2,265	$2,257	$228	$(220	)(2)
Adjustments for non-cash items:
Depreciation and amortization	1,174	810	364	—
Other	337	308	(63)	92	(4)
Financial Products’ dividend in excess of profit	—	80	—	(80	)(3)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	45	1,159	17	(1,131	)(4),(5)
Inventories	(1,850)	(1,850)	—	—
Accounts payable	1,056	1,083	12	(39	)(4)
Accrued expenses	(41)	(12)	(28)	(1	)(4)
Accrued wages, salaries and employee benefits	(91)	(88)	(3)	—
Customer advances	14	14	—	—
Other assets - net	28	89	61	(122	)(4)
Other liabilities - net	357	261	(25)	121	(4)
Net cash provided by (used for) operating activities	3,294	4,111	563	(1,380)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(924)	(921)	(3)	—
Expenditures for equipment leased to others	(580)	(54)	(571)	45	(4)
Proceeds from disposals of leased assets and property, plant and equipment	621	72	601	(52	)(4)
Additions to finance receivables	(4,294)	—	(7,734)	3,440	(5),(8)
Collections of finance receivables	3,981	—	7,008	(3,027	)(5)
Net intercompany purchased receivables	—	—	(1,056)	1,056	(5)
Proceeds from sale of finance receivables	104	—	104	—
Net intercompany borrowings	—	600	62	(662	)(6)
Investments and acquisitions (net of cash acquired)	(68)	(68)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	21	392	11	(382	)(8)
Proceeds from sale of available-for-sale securities	122	6	116	—
Investments in available-for-sale securities	(131)	(7)	(124)	—
Other - net	(38)	(114)	76	—
Net cash provided by (used for) investing activities	(1,186)	(94)	(1,510)	418
Cash flow from financing activities:
Dividends paid	(565)	(565)	(300)	300	(7)
Distribution to noncontrolling interests	(2)	(2)	—	—
Common stock issued, including treasury shares reissued	96	96	—	—
Excess tax benefit from stock-based compensation	159	159	—	—
Net intercompany borrowings	—	(62)	(600)	662	(6)
Proceeds from debt issued (original maturities greater than three months)	10,329	4,530	5,799	—
Payments on debt (original maturities greater than three months)	(5,125)	(487)	(4,638)	—
Short-term borrowings - net (original maturities three months or less)	36	(69)	105	—
Net cash provided by (used for) financing activities	4,928	3,600	366	962
Effect of exchange rate changes on cash	87	14	73	—
Increase (decrease) in cash and short-term investments	7,123	7,631	(508)	—
Cash and short-term investments at beginning of period	3,592	1,825	1,767	—
Cash and short-term investments at end of period	$10,715	$9,456	$1,259	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
(7)	Elimination of dividend from Financial Products to Machinery and Power Systems.
(8)	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Carter Machinery.